Exhibit 99.1

CONTACT:
Vince Anido	or Media: Justin Jackson
949-788-5311	jjackson@ny.burnsmc.com
vanido@istavision.com	or Investors: Lisa Burns, or E. Blair Schoeb
or Lauren Silvernail	bschoeb@ny.burnsmc.com,
949-788-5302	212-213-0006
lsilvernail@istavision.com	all of Burns McClellan
both of ISTA Pharmaceuticals, Inc.	for ISTA Pharmaceuticals, Inc.

ISTA Pharmaceuticals Reports First Quarter 2004 Financial Results

IRVINE, Calif., April 21 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today reported its unaudited financial results for the first quarter ended March 31, 2004.

ISTA reported a net loss of $5.2 million, or $0.30 per share, for the first quarter of 2004, compared to a net loss of $5.3 million, or $0.40 per share, for the first quarter of 2003. Revenue of $69,000 for both the first quarter of 2004 and the first quarter of 2003 is attributable to the recognition of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase(R) (ovine hyaluronidase) in Japan. ISTA’s total operating expenses for the first quarter of 2004 remained flat at $5.5 million compared to $5.5 million in the first quarter of 2003.

Research and development expenses were $3.0 million in the first quarter of 2004, compared to $3.4 million for the first quarter of 2003. Our research and development expenses have consisted primarily of costs associated with the clinical trials of our product candidates, compensation and other expenses for research and development personnel, costs for consultants and contract research organizations and costs related to the development of commercial manufacturing capabilities for Vitrase(R), Istalol(TM) and Xibrom(TM).

Selling, general and administrative expenses were $2.4 million in the first quarter of 2004, compared to $2.1 million for the first quarter of 2003. The increase in selling, general and administrative expenses is primarily due to increased expenses related to our preparation for the anticipated launches of our products.

Net interest income was $147,000 in the first quarter of 2004, compared to $110,000 in the first quarter of 2003. The increase in net interest income is primarily due to the increase of cash available for investment following the Company’s equity financing completed during the fourth quarter of 2003.

Cash and cash equivalents and short-term investments totaled $42.5 million at March 31, 2004 compared to $48.5 million at December 31, 2003.

Advanced-Stage Therapeutic Pipeline

ISTA Pharmaceuticals, Inc. is developing one of the healthcare industry’s most comprehensive late-stage therapeutic pipelines to treat diseases of the eye:

Vitrase(R) (ovine hyaluronidase)

Vitrase(R) is being developed for the treatment of vitreous hemorrhage, for use as a spreading agent and for diabetic retinopathy. For the vitreous hemorrhage indication, on April 3, 2003, the FDA issued an approvable letter in which the FDA cited issues primarily related to the sufficiency of the efficacy data submitted with the NDA for Vitrase(R). The FDA requested additional analysis of the existing data and an additional confirmatory clinical study based on that analysis. ISTA has submitted information to the FDA in response to its non-clinical comments contained in the approvable letter and is continuing to assess and discuss with the agency the clinical issues raised in the approvable letter. Based upon these discussions, ISTA will determine the next appropriate steps in the approval process of Vitrase(R) for the treatment of vitreous hemorrhage.

In August 2003, ISTA submitted to the FDA a second NDA for Vitrase(R) for use as a spreading agent to facilitate the dispersion and absorption of other drugs. The FDA granted “priority review” status for this NDA in August 2003 and accepted the NDA for filing and review in October 2003. In February 2004, the FDA notified the Company that it was extending the PDUFA action date 90 days to May 5, 2004. Based upon current discussions with the FDA, ISTA believes that any remaining issues, and the FDA review, can be addressed within the revised time frame. The product ISTA submitted in the second NDA is the same formulation as the product ISTA submitted in the original NDA for the treatment of vitreous hemorrhage. The dose as a spreading agent is different than the dose used for injection into the posterior region of the eye. With respect to the second Vitrase(R) NDA, ISTA is pursuing the development of additional package configurations for different dosages of the product to facilitate product utilization, improve profit margins and aid in obtaining appropriate third-party reimbursement. Upon approval of the second Vitrase(R) NDA, ISTA intends to submit supplemental filings with the FDA with respect to such additional package configurations.

Istalol(TM) (timolol)

Istalol(TM) is ISTA’s once-daily, topical solution of timolol, a beta-blocking agent for the treatment of glaucoma, a chronic disease that gradually reduces eyesight. The NDA for Istalol(TM) was submitted to the FDA in September 2002 and was accepted for review in November 2002. In July 2003, the FDA issued an approvable letter with respect to the Istalol(TM) NDA citing issues related to manufacturing methods and controls. No additional clinical studies were requested. ISTA believes it has addressed the issues cited in the FDA approvable letter and amended its application in December 2003 to qualify Bausch & Lomb, Inc. as an alternative manufacturer. The company expects FDA approval of Istalol(TM) during the second quarter of 2004.

Xibrom(TM) (bromfenac)

Xibrom(TM) is a topical non-steroidal anti-inflammatory compound for the treatment of ocular inflammation. Xibrom(TM) was launched in Japan in 2000 by Senju Pharmaceuticals Co. Ltd. ISTA acquired U.S. marketing rights for Xibrom(TM) in May 2002. ISTA completed its Phase III studies of Xibrom(TM) and announced initial results of its clinical studies in March 2004. Based on the positive, initial results of the Phase III studies, ISTA anticipates submitting a NDA for Xibrom(TM) in the second quarter of 2004.

Caprogel(R) (aminocaproic acid)

Caprogel(R) is a new topical gel formulation of aminocaproic acid for treating hyphema. Hyphema is a term used to describe bleeding in the anterior chamber, the space between the cornea and the iris, of the eye and usually results from trauma to the eye. In May 2002, ISTA acquired worldwide marketing rights for Caprogel(R) under a license agreement with the Eastern Virginia Medical School. ISTA is currently conducting feasibility studies for the reformulation and commercialization of Caprogel(R). Once completed, and if these studies yield promising results, ISTA intends to pursue further clinical development of Caprogel(R) consistent with such studies’ results.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s product candidates and programs seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s products if approved and the impact of competitive products; uncertainties and risks regarding ISTA’s ability to consummate strategic partner transactions on favorable terms, or at all, and the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; the continued availability of third party sourced products and raw materials on commercially reasonable terms; the scope, validity and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003.

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ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31 (unaudited)
	2004	2003
Revenue	$69	$69
Operating expenses:
Research and development	3,027	3,426
Selling, general and administrative	2,429	2,064
Total operating expenses	5,456	5,490
Loss from operations	(5,387)	(5,421)
Interest income, net	147	110

Net loss attributable to common stockholders	$(5,240)	$(5,311)
Net loss per common share, basic and diluted	$(0.30)	$(0.40)
Shares used in computing net loss per common share, basic and diluted	17,448	13,290

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheet Data

(in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
Cash and short-term investments	$42,503	$48,463
Working capital	38,977	44,193
Total assets	44,086	50,182
Total stockholders’ equity	35,384	40,424